                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material under Rule 14a-12

                         ONYX ACCEPTANCE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                          ONYX ACCEPTANCE CORPORATION
                            27051 TOWNE CENTRE DRIVE
                            FOOTHILL RANCH, CA 92610

                           -------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 31, 2001

To Our Stockholders:

     The Annual Meeting of Stockholders of Onyx Acceptance Corporation, a Delaware corporation (the "Company"), will be held at the Corporate Headquarters of the Company located at 27051 Towne Centre Drive, Foothill Ranch, California, 92610, on May 31, 2001, at 10:00 a.m. for the following purposes:

          1. To elect two directors to serve three year terms until the Annual Meeting of Stockholders in 2004.

          2. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2001; and

          3. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

     The Board of Directors has fixed April 2, 2001 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE MARK, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE ENCLOSED.

                                          By Order of the Board of Directors

                                          Michael Krahelski
                                          Secretary

Foothill Ranch, California
May 1, 2001

                          ONYX ACCEPTANCE CORPORATION
                           27051 TOWNE CENTRE DRIVE,
                        FOOTHILL RANCH, CALIFORNIA 92610

                           -------------------------

                                PROXY STATEMENT

                           -------------------------

GENERAL

     The accompanying proxy is solicited by and on behalf of the Board of Directors of Onyx Acceptance Corporation, a Delaware corporation (the "Company"), in connection with the Annual Meeting of Stockholders to be held at 10:00 a.m. on May 31, 2001, at the Company's Corporate Headquarters, 27051 Towne Centre Drive, Foothill Ranch, California, 92610, and at any and all postponements and adjournments thereof.

     This Proxy Statement and accompanying proxy will first be mailed to stockholders of record on or about May 8, 2001. The costs of solicitation of proxies will be paid by the Company. In addition to soliciting proxies by mail, the Company's officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. The Company will reimburse brokers, banks, fiduciaries and other custodians and nominees holding Common Stock in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxies and proxy materials to the beneficial owners of such Common Stock.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only stockholders of the Company's Common Stock of record as of April 2, 2001, will be entitled to vote at the Annual Meeting. On April 2, 2001, there were outstanding 4,989,504 shares of Common Stock, which constituted all of the outstanding voting securities of the Company. Each share of Common Stock is entitled to one vote on all matters to come before the Annual Meeting.

     Assuming a quorum is present, the two nominees receiving the greatest number of votes will be elected as directors (Proposal 1), and the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote will be required for the approval of Proposal 2 (ratification of the election of independent accountants) and to act on all other matters to come before the Annual Meeting. For purposes of determining the number of votes cast with respect to any voting proposal, the sum of votes cast and abstentions are included. Abstentions with respect to any proposal are counted as "shares present" and also have the effect of a vote "against" such proposal as to which they are specified. Broker non-votes with respect to any proposal are not considered "shares present" and, therefore, have the effect of reducing the number of affirmative votes required to achieve a majority of the votes cast for such proposal. Broker non-votes will be counted for the purpose of determining whether a quorum is present.

REVOCABILITY OF PROXIES

     Proxies must be written, signed by the stockholder and returned to the Secretary of the Company. Any stockholder who signs and returns a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any stockholder attending the Annual Meeting in person may withdraw such stockholder's proxy and vote such stockholder's shares.

           DIRECTORS, EXECUTIVE OFFICERS AND COMPENSATION INFORMATION

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company, and their ages and positions as of May 1, 2001, are as follows:

                 NAME                    AGE                  POSITION
                 ----                    ---                  --------
Thomas C. Stickel(1)(2)................  52    Chairman of the Board and Director
John W. Hall...........................  39    President, Chief Executive Officer and
                                               Director
Don P. Duffy...........................  47    Executive Vice President, Chief
                                               Financial Officer and Director
G. Bradford Jones(2)...................  47    Director
C. Thomas Meyers(1)(2).................  63    Director
Frank L. Marraccino....................  45    Executive Vice President
Michael A. Krahelski...................  45    Senior Vice President, Secretary and
                                               General Counsel
David G. MacInnis......................  37    Senior Vice President
Todd A. Pierson........................  38    Senior Vice President
Vincent M. Scardina....................  45    Senior Vice President, Treasurer

---------------

(1) Member of Audit Committee

(2) Member of Compensation Committee

     The Company's Certificate of Incorporation, as amended, and its Amended and Restated Bylaws, provide for the Board of Directors to be divided into three classes, with each class to be as nearly equal in number of directors as possible. At each annual meeting of the stockholders, the successors to the class of directors whose term expires at the time are elected to hold office for a term of three years, or until their respective successors are elected and qualified, so that the term of one class of directors expires at each such annual meeting. The terms of office currently expire as follows: Mr. Jones and Mr. Meyers, Class 1, 2002; Mr. Duffy, Class 2, 2003; and Mr. Stickel and Mr. Hall, Class 3, 2001.

     Mr. Hall and Mr. Stickel have been nominated for election to serve additional three-year terms expiring in 2004. (Proposal 1).

     Officers are elected by, and serve at the discretion of, the Board of Directors. There are no family relationships among the directors or executive officers, other than the CEO, John W. Hall, and Senior Vice President, Todd A. Pierson, who are brothers-in-law.

     The following information is submitted concerning the continuing directors and executive officers of the Company, including the nominees for election, Thomas C. Stickel and John W. Hall.

     Thomas Stickel has served as a Director of the Company since April 1995 and as Chairman of the Board since May 1996. He is also a member of the Compensation and Audit Committees. Mr. Stickel is Chairman, Founder and CEO of University Ventures Network and Virtual Capital, companies involved in strategic development. Mr. Stickel is also Founder and former Chairman of American Partners Capital Group, Inc., T.C.S. Enterprises, Inc., Bank of Southern California and Point Loma Savings. He currently serves on the boards of directors of Sempra Energy and Blue Shield of California, and is Chairman of eBuilt Corporation. Mr. Stickel serves on the boards of directors of several non-profit entities as well, including California Chamber of Commerce, where he is also the Vice Chairman, and the Del Mar Thoroughbred Club. Finally, he is the Founder of the Stickel Christian Foundation.

     John Hall has served as President and as a Director of the Company since August 1993 and as Chief Executive Officer since September 1996. From 1988 to 1993, Mr. Hall was the M.I.S. Director of Western Financial Bank, developing and implementing operational technology with an emphasis on the Auto Finance

Division. From 1985 to 1988, Mr. Hall was a Founder and President of Micro Advantage, a developer and seller of software products for the business education industry. From 1983 to 1985, Mr. Hall was a consultant to several school districts in Southern California. Mr. Hall received a B.S. in Computer Information Systems from California State Polytechnic University.

     Don Duffy has served as an Executive Vice President and as the Chief Financial Officer of the Company since October 1993 and as a Director of the Company since January 1997. From 1988 to October 1993, Mr. Duffy was a Senior Manager for Ernst & Young, specializing in the financial services industry. As a senior manager at Ernst & Young, Mr. Duffy was responsible for managing engagements with banks, savings institutions and finance companies with assets ranging from $100 million to $3 billion. Mr. Duffy was responsible for public offerings of over $2 billion of automobile loan collateralized bonds and pass-through certificates. From 1981 through 1988, Mr. Duffy held other positions with Ernst & Young and its predecessor. Mr. Duffy received a B.S. in accounting from Brigham Young University.

     Bradford Jones has served as a Director of the Company since November 1993, and is a member of the Compensation Committee. He is a Managing Director of Redpoint Ventures, a venture capital firm which invests in internet communications, media and commerce companies. Mr. Jones is also a General Partner with Brentwood Venture Capital, which he joined in 1981. Mr. Jones currently serves on the boards of directors of Stamps.com Inc., an internet mailing and shipping services company, Digital Island, Inc., a global network for content hosting and secure delivery for e-commerce companies, and several privately held companies. Mr. Jones received a B.S. in Chemistry from Harvard College, an M.S. degree in Physics from Harvard University and a J.D./M.B.A. from Stanford University.

     Thomas Meyers has served as a Director of the Company since his appointment in June 1998 to fill a vacancy on the Board. He is also a member of the Audit and the Compensation Committees. Mr. Meyers retired from Capital Markets Assurance Corporation ("CapMAC") in 1998 where he was Managing Director, Credit Enhancement. A 1960 graduate of Notre Dame University, Mr. Meyers was in the financial services business most of his career, including 13 years at General Electric Capital Corporation where he held various positions. Mr. Meyers was the Chief Financial Officer for the consumer division of General Electric Capital Corporation prior to joining CapMAC in 1987. In 1992, Mr. Meyers and 7 others participated in the acquisition of CapMAC in a leveraged buy-out from Citicorp. CapMAC went public on the New York Stock Exchange in 1995 and was acquired in 1998 by MBIA.

     Frank Marraccino has served as an Executive Vice President of the Company since 1996 and was a Senior Vice President from 1993 to 1996. Mr. Marraccino is responsible for the operations of all the Company's Auto Finance Centers and the purchase of auto receivables nationwide. From 1981 to 1993, Mr. Marraccino worked for Western Financial Bank and served in various capacities, including Dealer Center Manager and Collection Manager. From 1992 to 1993, Mr. Marraccino was responsible for the production and servicing of the auto receivables portfolio of Western Financial Bank.

     Michael Krahelski joined the Company in 1998 as a Senior Vice President. In February 1999, he was appointed Secretary of the Company and was named General Counsel later in that year. Prior to joining the Company, he was Vice President and General Counsel for Hyundai Motor Finance Company in California from 1990 to 1998. Mr. Krahelski has over 15 years of in-house legal experience in the automobile finance industry.

     David MacInnis joined the Company in January 1994 as Vice President and has served as Senior Vice President since 1996. Mr. MacInnis has served as a Branch Manager and as a Regional Manager and he currently oversees all Collections operations. From 1981 to 1993, Mr. MacInnis served in various capacities at Western Financial Bank, including Direct Lending Manager and Collections Manager. During his tenure at Western Financial Bank, Mr. MacInnis held the title of Assistant Vice President and was subsequently promoted to Vice President in 1991.

     Todd Pierson is a Senior Vice President and the Chief Information Officer responsible for all aspects of technology including systems, applications and communications, as well as the customer service area. He joined the Company in April 1999. Mr. Pierson has been in the technology field for 18 years, working with client server architectures, web-enabled applications, and financial money movement processes. Before coming to the Company, Mr. Pierson worked for Ceridian Tax Services as the Vice President of Information Services from 1991 to 1999. Prior to Ceridian, he was a Systems Engineer for Hewlett-Packard from 1986 to 1991.

     Vincent Scardina served as Controller of the Company from 1993 to 2000 and as Senior Vice President and Treasurer since 1996. Mr. Scardina has extensive experience in the auto finance industry, serving as National Manager of Financial Analysis at Hyundai Motor Finance Company from 1990 through 1993, and as Manager of Financial Planning at Security Pacific Auto Finance from 1988 through 1990.

EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning the compensation earned by the Company's Chief Executive Officer and each of the four additional most highly compensated executive officers (the "Named Executive Officers") for the years ended December 31, 2000, December 31, 1999 and December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM
                                                                                    COMPENSATION
                                                                                  ----------------
                                                          ANNUAL COMPENSATION        SECURITIES
                                            YEAR ENDED    --------------------       UNDERLYING
   NAME AND PRESENT PRINCIPAL POSITION       DECEMBER      SALARY      BONUS      OPTIONS(1)(2)(3)
   -----------------------------------      ----------    --------    --------    ----------------
John W. Hall..............................     2000       $513,000    $      0        350,000
  President, Chief Executive Officer and       1999       $349,800    $165,000         30,000
     Director                                  1998       $318,000    $165,000        262,313
Don P. Duffy..............................     2000       $222,449    $ 63,358         15,000
  Chief Financial Officer,                     1999       $202,238    $101,120         15,000
     Executive Vice President and Director     1998       $194,565    $101,120        119,374
Frank L. Marraccino.......................     2000       $190,573    $ 19,058         11,000
  Executive Vice President                     1999       $173,249    $ 86,625         15,000
                                               1998       $169,500    $ 78,750        139,374
Todd A. Pierson(4)........................     2000       $169,950    $ 78,840         10,000
  Senior Vice President and Chief              1999       $119,413    $ 82,500         15,000
     Information Officer
Vincent M. Scardina.......................     2000       $155,000    $ 26,487          5,000
  Senior Vice President, Treasurer             1999       $136,434    $ 34,109          5,000
                                               1998       $110,148    $ 27,287         37,500

---------------
(1) No restricted stock grants or long-term incentive plan payments were made to any of the Named Executive Officers during the 2000 fiscal year.

(2) Stock options for shares of the Company awarded in the year indicated and exercisable in the future.

(3) Stock option figures for 1998 include options granted in 1998 at a new exercise price which cancelled preexisting options originally granted from 1995 to 1998 but with a higher exercise price, as reported in the Company's Amended Annual Report on Form 10-K/A filed with the SEC on October 19, 1999.

(4) Joined the Company in April 1999.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning the stock option grants made to each of the Named Executive Officers for the year ended December 31, 2000. No stock appreciation rights were granted to these individuals during such year:

                                               INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                              ---------------------------------------------------      VALUE AT ASSUMED
                              NUMBER OF     PERCENT OF                               ANNUAL RATES OF STOCK
                              SECURITIES   TOTAL OPTIONS                            PRICE APPRECIATION FOR
                              UNDERLYING    GRANTED TO     PER SHARE                    OPTION TERM(1)
                               OPTIONS     EMPLOYEES IN    EXERCISE    EXPIRATION   -----------------------
            NAME               GRANTED      FISCAL YEAR      PRICE        DATE          5%          10%
            ----              ----------   -------------   ---------   ----------   ----------   ----------
John W. Hall................  350,000(2)       73.2%         $4.25     5/31/2010    $2,422,981   $3,858,192
Don P. Duffy................   10,000(3)        2.1%         $3.38     5/22/2010    $   55,057   $   87,668
Don P. Duffy................    5,000(4)        1.0%         $3.50     9/22/2010    $   28,506   $   45,390
Frank L. Marraccino.........   11,000(4)        2.3%         $3.50     9/22/2010    $   62,712   $   99,859
Todd A. Pierson.............   10,000(3)        2.1%         $3.38     5/22/2010    $   55,057   $   87,668
Vincent M. Scardina.........    5,000(3)        1.0%         $3.38     5/22/2010    $   27,528   $   43,834

---------------
(1) The 5% and 10% assumed annual rates of compounded stock price appreciation are set by the rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

(2) Option granted on May 31, 2000, of which 25% became exercisable one year from the grant date and balance exercisable thereafter in 36 equal monthly installments upon the optionee's completion of each month of service.

(3) Option granted on May 22, 2000, of which 25% became exercisable one year from the grant date and balance exercisable thereafter in 36 equal monthly installments upon the optionee's completion of each month of service.

(4) Option granted on September 22, 2000 of which 25% became exercisable one year from the grant date and balance exercisable thereafter in 36 equal monthly installments upon the optionee's completion of each month of service.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

     The following table sets forth information concerning the value of unexercised options held by each of the Named Executive Officers for the year ended December 31, 2000. No options or stock appreciation rights were exercised by any Named Executive Officer during such year and no stock appreciation rights were outstanding at the end of that year.

                                                              NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                                           OPTIONS AT FISCAL YEAR END        FISCAL YEAR END(1)
                              SHARES ACQUIRED    VALUE     ---------------------------   ---------------------------
            NAME                ON EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              ---------------   --------   -----------   -------------   -----------   -------------
John W. Hall................         --             --       248,324        385,418       $133,739          N/A
Don P. Duffy................         --             --        85,427         35,836       $ 40,029          N/A
Frank L. Marraccino.........         --             --        84,997         35,377            N/A          N/A
Todd A. Pierson.............         --             --         6,250         18,750            N/A          N/A
Vincent M. Scardina.........         --             --        25,496         19,534       $  5,996          N/A

---------------
(1) Based on the closing market price of the shares at fiscal year-end ($2.88 per share) less the price payable on option exercise to acquire such shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Company's Board of Directors during 2000 were Messrs. Stickel, Meyers and Jones. None of these individuals was at any time during the year ended December 31, 2000 or at any other time an officer or employee of the Company.

     No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     None of the Company's executive officers have employment agreements with the Company, and their employment may be terminated at any time at the discretion of the Board of Directors. Stock options granted under the 1996 Stock Option/Stock Issuance Plan (as amended and restated in 1998 and 2000) (the "1996 Plan") may be accelerated at the discretion of the Board in the event of a change of control of the Company or in the event of an involuntary termination following a change of control.

DIRECTOR REMUNERATION

     The directors, with the exception of the Chairman of the Board, who receives $2,500 monthly, do not receive cash compensation for service on the Board of Directors or any committee thereof but are reimbursed for their out-of-pocket expenses in serving on the Board of Directors. (In addition, Messrs. Duffy and Hall, who are Board Members, receive salaries for their positions as CEO and CFO of the Company, respectively.) Certain non-employee members of the Board of Directors have been granted options to purchase shares of the Company's Common Stock from time to time in connection with their appointment to and service on the Board of Directors. No special grants were made during 2000. Additionally, each of the non-employee members of the Board of Directors is eligible to receive options to purchase Common Stock under the 1996 Plan's Automatic Option Grant Program.

     Under the Automatic Option Grant Program, each non-employee director receives an option grant to purchase 10,000 shares of Common Stock at the time he or she is initially elected, and thereafter, at each annual Stockholders Meeting, each individual with at least six months of Board service who is to continue to serve as a non-employee Board Member after the meeting will receive an option grant to purchase 7,000 shares of Common Stock, whether or not such individual has been in the prior employ of the Company.

     Each automatic grant has a term of 10 years, subject to earlier termination following the optionee's cessation of Board service. The initial automatic option grant of 10,000 shares under the Automatic Option Grant Program upon initial Board membership vests in a series of 24 successive equal monthly installments upon the optionee's completion of each month of Board service over the 24 month period measured from the grant date. The annual automatic option grants of 7,000 shares vest in a series of 12 equal monthly installments upon the optionee's completion of each month of Board service over the 12 month period measured from the grant date. However, each outstanding option will immediately vest upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a Board member.

     The non-employee directors will receive a grant of 7,000 shares each following the Annual Shareholders Meeting in 2001.

BOARD COMMITTEES AND MEETINGS

     The Board of Directors held four meetings and acted by unanimous written consent four times during the fiscal year ended December 31, 2000 (the "2000 Fiscal Year"). The Board of Directors has an Audit Committee and a Compensation Committee. The Board does not have a Nominating Committee. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served during the 2000 Fiscal Year.

     The Audit Committee currently consists of two directors, Mr. Stickel and Mr. Meyers, and is primarily responsible for approving the services performed by the Company's independent auditors and reviewing their reports regarding the Company's accounting practices and systems of internal accounting controls. The charter of the Audit Committee is attached as Appendix A to this proxy statement. The Audit Committee held one meeting during the 2000 Fiscal Year. The Audit Committee will likely be expanded to include three independent directors at the May 2001 meeting of the Board.

     The Compensation Committee currently consists of three directors, Mr. Jones, Mr. Meyers and Mr. Stickel, and is primarily responsible for reviewing and approving the Company's general compensation policies and setting compensation levels for the Company's executive officers. The Compensation Committee also has the exclusive authority to administer the Company's 1996 Plan and to make option grants thereunder. The Compensation Committee held one meeting and acted by unanimous written consent one time during the 2000 Fiscal Year.

                    REPORT OF THE COMPENSATION COMMITTEE(1)

     The Company applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives.

COMPENSATION PHILOSOPHY

     Under the supervision of the Compensation Committee of the Board of Directors, the Company has developed and implemented compensation policies, plans and programs which seek to enhance the profitability of the Company, and thus stockholder value, by aligning closely the financial interests of the Company's senior managers and employees with those of its stockholders. The Compensation Committee endorses the belief that stock ownership by a significant percentage of the Company's employees, including the granting of stock options to employees, furthers that goal and fosters decision-making by its employees with the Company's long-term performance in mind.

     The compensation plans and programs are structured to integrate pay with the Company's annual and long-term performance goals. The plans and programs are designed to recognize initiative and achievement and to assist the Company in attracting and retaining qualified employees. In furtherance of these goals, annual base salaries are generally set at competitive levels, and the Company relies to a large degree on annual incentive compensation to attract and retain key employees with outstanding abilities and to motivate them to perform to the full extent of their abilities. For the longer term, stock options (incentive stock options and non-qualified stock options) are awarded by the Company, the stock of which is traded on the Nasdaq National Market. Incentive compensation is variable and closely tied to corporate, business unit and individual performance in a manner that encourages a continuing focus on building profitability and shareholder value. As a result of the increased emphasis on tying executive compensation to corporate performance, in any particular year the total compensation of the Company's executives may be more or less than the executives of the Company's competitors, depending upon the Company's or the individual business unit's performance.

     In evaluating the performance and setting the incentive compensation of the Chief Executive Officer and other senior executives, the Compensation Committee takes into account their commitment to the long-term success of the Company through management of their respective units as dictated by existing and anticipated market conditions. The Compensation Committee expects the Chief Executive Officer and senior executives to demonstrate strong management in both adverse and advantageous market conditions for each of the Company's major divisions, and rewards such executives accordingly.

     At the beginning of each year, performance goals are set to determine potential annual incentive compensation for each executive. Financial goals include loan volume growth, operating earnings, loan losses, delinquency levels, cost controls, productivity and profitability.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     In determining the Chief Executive Officer's compensation, the Compensation Committee discussed and considered all of the factors discussed above in the overall context of the Company's performance. The Compensation Committee acknowledged the continued focus on purchasing quality auto contracts, building infrastructure and managing the performance of the auto contracts portfolio. Significant emphasis was placed on the above relative to measuring the quality of the Chief Executive Officer's performance. In the year 2000, in lieu of any monetary bonus for the year, the Company granted the Chief Executive Officer stock options and increased his base salary.

STOCK OPTION GRANTS

     Onyx Acceptance Corporation uses stock options as long-term incentives and expects that it will continue to use this compensation alternative in the future. The Onyx Compensation Committee grants incentive stock options and, in certain circumstances, non-qualified stock options to employees of the Company and views such grants less as short-term compensation and more as a long-term incentive mechanism. Grants were made in 2000 to some executives as shown in the Summary Compensation Table, and to other key employees.

POLICY REGARDING COMPLIANCE WITH I.R.C. SECTION 162(m)

     Section 162(m) of the Internal Revenue Code, provides in general that compensation paid to certain executives of publicly held corporations will not be deductible for federal income tax purposes to the extent it exceeds $1,000,000 per year unless certain conditions are met. It is the present policy of the Compensation Committee that individual compensation shall not exceed the deductibility requirements of Internal Revenue Code, Section 162(m), and the Company intends to take the necessary steps to comply, but also reserves the right to enter into incentive and other compensation arrangements that do not comply when it determines that the benefits to the Company outweigh the cost of the possible loss of federal income tax deductions.

                                          COMPENSATION COMMITTEE

                                          Thomas C. Stickel
                                          G. Bradford Jones
                                          C. Thomas Meyers

(1) This section is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

                        REPORT OF THE AUDIT COMMITTEE(1)

     The Audit Committee of the Company's Board of Directors is comprised as required by the listing standards of the Nasdaq National Market. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, a copy of which is attached to this Proxy Statement as Appendix A.

     The role of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company's financial statements as well as the Company's financial reporting process, principles and internal controls. The independent auditors are responsible for performing an audit of the Company's financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

     In this context, the Audit Committee has reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 1999, with management and the independent auditors, and will review the audited financial statements for the year ended December 31, 2000, during the May 2001 Board Meeting. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the auditors their independence from the Company. The Audit Committee has also considered whether the independent auditor's provision of non-audit services, if any, to the Company is compatible with maintaining the auditor's independence.

     The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving auditing or accounting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by management of the Company and by the independent auditors.

     As noted above, the Audit Committee did not make a recommendation to the Board of Directors with respect to the inclusion of the financial statements in the 10-K for 2000.

     Submitted on May 1, 2001 by the members of the Audit Committee of the Company's Board of Directors.

                                          AUDIT COMMITTEE

                                          Thomas C. Stickel
                                          C. Thomas Meyers

(1) This section is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

AUDIT FEES

     The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company's annual consolidated financial statements for the 2000 fiscal year and the reviews of the consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q for the 2000 fiscal year were $179,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     PricewaterhouseCoopers LLP did not render any professional services to the Company of the type described in Rule 2-01(c)(4)(ii) of Regulation S-X during the 2000 fiscal year.

ALL OTHER FEES

     The aggregate fees billed for services rendered by PricewaterhouseCoopers LLP, other than fees for the services referenced under the captions "Audit Fees" and "Financial Information Systems Design and Implementation Fees", during the 2000 fiscal year were $393,000.

     The Audit Committee has determined that the aggregate fees billed for services rendered referenced under the caption "All Other Fees" is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH OFFICERS AND DIRECTORS

     In December 1994, the Company loaned $175,000 to John Hall, who is the Company's Chief Executive Officer, President and a Director of the Company. This loan is evidenced by a promissory note (the "Note") with interest at 6.66% per annum. All principal and accrued interest under the Note is due on December 20, 2001, pursuant to an extension granted by the Company's Board of Directors. In connection with this loan,

Mr. Hall granted the Company an option (the "Company Option") to repurchase, at a price per share of $18.87, up to 9,277 shares of Common Stock owned by Mr. Hall. The Company Option expired December 20, 2000.

     In a consumer class action lawsuit, filed and served in 1999, pending in Orange County Superior Court in the state of California, and entitled Jason Bollinger v. Onyx Acceptance Corporation (Action number 807831), the plaintiffs alleged that the Company sent defective post-repossession notices to certain California borrowers following the repossession or voluntary surrender of their vehicles. Without admitting liability, the Company entered into a settlement agreement which was approved by the court in October 2000. Under the terms of the settlement, the Company refunded certain amounts collected on deficiencies related to class members' accounts (in some instances, with interest) and paid a certain portion of the plaintiffs' counsel fees and other amounts. Pursuant to the settlement agreement, the monies from refund checks not cashed by the class members cannot be returned to the Company. In accordance with the settlement, these amounts shall be paid as follows: one-half to the plaintiffs' counsel up to a negotiated cap, as an additional attorney's fee award, and the remainder to a non-profit youth soccer organization in Orange County, California where the Company's headquarters is located. One of the children of Mr. Hall, the Company's President and Chief Executive Officer, participates in this organization. Mr. Hall has also volunteered in certain capacities in this organization.

                               COMPANY PROPOSALS

     The following proposals will be submitted for stockholder consideration and voting at the Annual Meeting.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation, as amended, and its Amended and Restated Bylaws, provide for a classified Board of Directors consisting of three classes of directors with staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. The Board currently consists of five persons in the following classes: Mr. Jones and Mr. Meyers, Class 1, 2002; Mr. Duffy, Class 2, 2003; and Mr. Stickel and Mr. Hall, Class 3, 2001. The class whose term of office expires at the Annual Meeting currently consists of two directors, Messrs. Stickel and Hall. If elected as proposed, Messrs. Stickel and Hall will serve for a term of three years, expiring at the 2004 annual meeting of stockholders or until a successor for either has been duly elected and qualified.

     Mr. Stickel and Mr. Hall have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named above. Messrs. Stickel and Halls' biographies are stated above on this Proxy statement under "Directors, Executive Officers and Compensation Information."

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF MR. STICKEL AND MR. HALL.

                                   PROPOSAL 2

            RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

     The Company's Board of Directors has selected PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2001. Although the appointment of PricewaterhouseCoopers LLP is not required to be submitted to a vote of the stockholders, the Board of Directors believes it appropriate as a matter of policy to request that the stockholders ratify the appointment for the current fiscal year. In the event a majority of the votes cast at the meeting are not voted in favor of the appointment, the Board of Directors will reconsider its selection. Proxies solicited by the Board of Directors will be voted in favor of the appointment unless stockholders specify otherwise in such proxies.

     A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative so desires, and to respond to appropriate questions.

     The affirmative vote of a majority of the shares of Common Stock voting at the Annual Meeting is required to ratify the selection of PricewaterhouseCoopers LLP as independent accountants.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL 2.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of April 2, 2001, by: (i) each person (or group of persons who have agreed to act together with respect to such stock) who is known by the Company to own beneficially 5% or more of any class of the Company's securities; (ii) each of the Company's directors; (iii) the Company's Chief Executive Officer and each of the Named Executive Officers; and (iv) the Company's directors and executive officers as a group.

                                                              SHARES BENEFICIALLY
                                                               OWNED OFFERING(1)
                                                              --------------------
                    NAME AND ADDRESS(2)                        NUMBER      PERCENT
                    -------------------                       ---------    -------
Lincolnshire Associates(3)..................................    625,200     12.5%
John W. Hall(4).............................................    588,617     11.8%
Dimensional Fund(5).........................................    484,000      9.7%
G. Bradford Jones(6)........................................    462,592      9.3%
Don P. Duffy(7).............................................    109,640      2.2%
Frank L. Marraccino(8)......................................     99,930      2.0%
Thomas C. Stickel(9)........................................     67,016      1.3%
Vincent M. Scardina(10).....................................     57,249      1.1%
Bruce R. Hallett(11)........................................     36,473        *
C. Thomas Meyers(12)........................................     28,000        *
David G. MacInnis(13).......................................     26,409        *
Todd A. Pierson(14).........................................     14,756        *
Michael A. Krahelski(15)....................................     12,148        *
All executive officers and directors as a group (11
  persons)(16)..............................................  1,502,830     30.0%

---------------
  *  Less than one percent.

 (1) Percentage of ownership is based on 4,989,504 shares of Common Stock outstanding as of April 2, 2001. Shares of Common Stock subject to stock options which are currently exercisable or will become exercisable within 60 days after April 2, 2001 are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.

 (2) Unless otherwise indicated, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

 (3) Lincolnshire Associates, LTD., 2550 Midway Road, Suite 220, Carrollton, Texas 75006, ("Lincolnshire") in its capacity as a limited partnership formed for the purpose of making investments may be deemed to beneficially own 625,200 shares of the Company for its partners.

 (4) Includes 349,262 shares of Common Stock issuable upon the exercise of immediately exercisable options or options that will become exercisable within 60 days of April 2, 2001.

 (5) Dimensional Fund Advisors Inc., 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401("Dimensional") in its capacity as an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the "Funds". In its role as investment adviser or manager, Dimensional possesses voting and/or investment power over the securities described in this table that are owned by the Funds. All securities reported in this table are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

 (6) Includes 29,000 shares of Common Stock issuable upon the exercise of immediately exercisable options or options that will become exercisable within 60 days of April 2, 2001.

 (7) Includes 96,155 shares of Common Stock issuable upon the exercise of immediately exercisable options or options that will become exercisable within 60 days of April 2, 2001.

 (8) Includes 96,039 shares of Common Stock issuable upon the exercise of immediately exercisable options or options that will become exercisable within 60 days of April 2, 2001.

 (9) Includes 67,016 shares of Common Stock issuable upon the exercise of immediately exercisable options or options that will become exercisable within 60 days of April 2, 2001.

(10) Includes 41,382 shares of Common Stock issuable upon the exercise of immediately exercisable options or options that will become exercisable within 60 days of April 2, 2001.

(11) Includes 30,123 shares of Common Stock issuable upon the exercise of immediately exercisable options or options that will become exercisable within 60 days of April 2, 2001.

(12) Includes 24,000 shares of Common Stock, issuable upon the exercise of immediately exercisable options or options that will become exercisable within 60 days of April 2, 2001.

(13) Includes 26,409 shares of Common Stock issuable upon the exercise of immediately exercisable options or options that will become exercisable within 60 days of April 2, 2001.

(14) Includes 10,833 shares of Common Stock issuable upon the exercise of immediately exercisable options or options that will become exercisable within 60 days of April 2, 2001.

(15) Includes 10,602 shares of Common Stock issuable upon the exercise of immediately exercisable options or options that will become exercisable within 60 days of April 2, 2001.

(16) Includes (i) an aggregate of 780,821 shares issuable to the Company's executive officers and directors upon the exercise of immediately exercisable options or options that will become exercisable within 60 days of April 2, 2001 and (iii) does not include shares owned by Lincolnshire or Dimensional.

                        STOCK PRICE PERFORMANCE GRAPH(1)

     Set forth below is a line graph depicting the quarterly percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the NASDAQ composite and a compiled peer group for the period commencing March 25, 1996, the date of the Company's IPO, and ending December 31, 2000.

     The following graph compares the value of a $100 investment made on 3/25/96 in each of Onyx, the Onyx Peer Group, and the NASDAQ Composite Index as of 12/31/96, 12/31/97, 12/31/98, 12/31/99 and 12/31/2000.

                              [PERFORMANCE GRAPH]

-------------------------------------------------------------------------------------
                       3/25/96   12/31/96   12/31/97   12/31/98   12/31/99   12/31/00
-------------------------------------------------------------------------------------
 Onyx                  $100.00   $ 73.91    $ 67.39    $ 50.00    $ 55.43    $ 25.00
 Onyx Peer Group(2)    $100.00   $132.93    $ 90.15    $ 69.24    $130.50    $138.83
 NASDAQ Composite      $100.00   $118.76    $144.45    $201.70    $374.33    $227.26
-------------------------------------------------------------------------------------

(1) This section is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

(2) Companies in the Onyx Peer Group are WFS Financial, Inc., Union Acceptance Corporation and Americredit Corporation. Acardia Financial Corporation information, which was included in the Onyx Peer Group for prior years, is no longer available.

                         COMPLIANCE WITH SECTION 16(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than ten percent (10%) of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock of the Company. To the Company's knowledge, based on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all of its officers and directors and greater than ten percent beneficial owners complied with all
Section 16(a) filing requirements applicable to them with respect to transactions through the end of the fiscal year ended December 31, 2000, except as follows: (i) notwithstanding that all ownership and option information previously disclosed in the Company's proxy statements was correct, it was discovered that supplemental Form 5 documents for certain directors and/or officers were required: Don P. Duffy (stock option grant from 1996), Bruce R. Hallett (stock option grants from 1997 and 1998), Thomas C. Stickel (stock option grants from 1996 and 1998), Eugene J. Warner, Jr. (stock option grants from 1996), Frank L. Marraccino (stock option grants from 1996 and 1997), John W. Hall (stock option grants from 1996), and Robert A. Hoff (stock option grant from 1996), and (ii) the Form 5 filings for the directors and reporting officers for the Company for the year ended December 31, 2000, were filed in March 2001.

                     STOCKHOLDER PROPOSALS AND NOMINATIONS

     Any stockholder intending to submit to the Company a proposal for inclusion in the Company's Proxy Statement and proxy for the 2002 Annual Meeting must submit such proposal in compliance with the rules and regulations of the Securities and Exchange Commission so that it is received by the Company no later than January 7, 2002. Stockholder proposals should be submitted to the Secretary of the Company. No stockholder proposals were received for inclusion in this proxy statement.

     Pursuant to the Company Bylaws, no business proposal will be considered properly brought before the next annual meeting by a stockholder, and no nomination for the election of directors will be considered properly made at the next annual meeting by a stockholder, unless notice thereof, which contains certain information required by the Bylaws, is provided to the Company no later than 90 days prior to the next annual meeting. This requirement is in addition to, and separate from, the requirements described above for inclusion of proposals in the proxy statement. No nominations were received in connection with the 2001 election of directors. A copy of the Bylaws will be provided to any stockholder who submits a written request to the Secretary of the Company.

                                 OTHER MATTERS

     While the Notice of Annual Meeting of Stockholders calls for the transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented for action other than as set forth above. The enclosed proxy gives discretionary authority to the proxy holders, however, to consider and vote on any additional matters that may be presented.

                         ANNUAL REPORT TO STOCKHOLDERS

     The Company's Annual Report on Form 10-K for the year ended December 31, 2000, is being mailed to stockholders together with this Proxy Statement.

     STOCKHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors

                                          Michael Krahelski
                                          Secretary

Foothill Ranch, California
May 1, 2001

                                                                      APPENDIX A

                            AUDIT COMMITTEE CHARTER

I. PURPOSE

     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal controls which management and the Board of Directors have established, and the Corporation's audit and financial reporting process.

     The independent accountants' ultimate responsibility is to the Board of Directors and the Audit Committee, as representatives of the shareholders. These representatives have the ultimate authority to select, evaluate, and, where appropriate, replace the independent accountants.

     The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II. COMPOSITION

     The Audit Committee shall be comprised of three or more independent directors.

     All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

III. MEETINGS

     The Committee shall meet on a regular basis and shall hold special meetings as circumstances require.

IV. RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties the Audit Committee shall:

          1. Review this Charter at least annually and recommend any changes to the Board.

          2. Review the organization's annual financial statements and any other relevant reports and/or other financial information.

          3. Review the regular internal financial reports prepared by management and any internal auditing department.

          4. Recommend to the Board of Directors the selection of the independent accountants and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee shall obtain a formal written statement from the independent accountants delineating all relationships between the accountants and the Corporation consistent with Independence Standards Board Standard 1, and shall review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants' independence.

          5. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

          6. Following completion of the annual audit, review separately with the independent accountants, the internal auditing department, if any, and management any significant difficulties encountered during the course of the audit.

          7. Perform any other activities consistent with this Charter, the Corporation's Certificate of Incorporation and By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

                          ONYX ACCEPTANCE CORPORATION

                                     PROXY

      THIS PROXY IS SOLICITED BY THE COMPANY'S BOARD OF DIRECTORS FOR THE
           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AT 10:00 A.M. ON THURSDAY, MAY 31, 2001, AT THE COMPANY'S CORPORATE HEADQUARTERS LOCATED AT
              27051 TOWNE CENTRE DRIVE, FOOTHILL RANCH, CALIFORNIA

     The undersigned hereby appoints John W. Hall and Don P. Duffy as proxies with full power of substitution, and authorizes them, or any one or more of them, to vote all shares of Common Stock of Onyx Acceptance Corporation (the "Company") which the undersigned is entitled to vote at the Company's Annual Meeting of Stockholders to be held on May 31, 2001, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon the matters specified on the reverse side of this card and in accordance with the following instructions, with discretionary authority as to any other matters that may properly come before the meeting.

     THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER ON THE REVERSE SIDE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE IN PROPOSAL 1 AND FOR PROPOSAL 2 AND, AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES.

                          (CONTINUED ON REVERSE SIDE)

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                          ONYX ACCEPTANCE CORPORATION

                                  MAY 31, 2001


             \/ Please Detach and Mail in the Envelope Provided \/

      Please mark your
A [X] votes as in this
      example.

                                                          WITHHOLD
                                                          AUTHORITY
                                                       to vote for the
                                        FOR            nominees listed
1. Election of Directors:               [ ]                  [ ]

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee's name listed at right.

NOMINEES:
                                  JOHN W. HALL
          (to be reelected to serve until the Annual Meeting in 2004)

                               THOMAS C. STICKEL
          (to be reelected to serve until the Annual Meeting in 2004)


                                                  FOR       AGAINST      ABSTAIN
2. Ratification of Independent Accountants:       [ ]         [ ]          [ ]
   PricewaterhouseCoopers, LLP

3. In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon such other matters as may properly come before the meeting.


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR DOMESTIC MAILING.


                                             PLEASE CHECK THIS
                                             BOX IF YOU PLAN TO   [ ]
                                             ATTEND THE MEETING.


Signature: ____________________ _____________________ Date: ______________, 2001
                                JOINT OWNER SIGNATURE
                                   IF HELD JOINTLY

Note: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.